As filed with the Securities and Exchange Commission on July 31, 2026.
Registration No. 333-199748
Registration No. 333-233071
Registration No. 333-258016
Registration No. 333-273234
Registration No. 333-288136

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVANOS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4987888
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
5405 Windward Parkway Suite 100 South Alpharetta, Georgia 30004
(Address, including zip code, of Principal Executive Offices)

Avanos Medical, Inc. 2021 Long Term Incentive Plan, As Amended
Avanos Medical, Inc. Employee Stock Purchase Plan
Halyard Health, Inc. Equity Participation Plan
Halyard Health, Inc. Outside Directors’ Compensation Plan
(Full titles of the plans)

John S. Fischer
General Counsel and Secretary
Avanos Medical, Inc.
5405 Windward Parkway
Suite 100 South
Alpharetta, Georgia 30004
(844) 428-2667
(Name, address and telephone number for agent for service)

With a copy to:
Justin A. Macke
Adam Cromie
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
(212) 839-5300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Avanos Medical, Inc., a Delaware corporation (the “Company”), relates to: (i) the Registration Statement on Form S-8 (No. 333-199748), filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2014, pertaining to the registration of 4,500,000 shares of common stock issuable under the Halyard Health, Inc. Equity Participation Plan and 400,000 shares of common stock issuable under the Halyard Health, Inc. Outside Directors’ Compensation Plan; (ii) the Registration Statement on Form S-8 (No. 333-233071), filed with the SEC on August 7, 2019, pertaining to the registration of 1,000,000 shares of common stock issuable under the Avanos Medical, Inc. Employee Stock Purchase Plan; (iii) the Registration Statement on Form S-8 (No. 333-258016), filed with the SEC on July 19, 2021, pertaining to the registration of 3,489,976 shares of common stock issuable under the Avanos Medical, Inc. 2021 Long Term Incentive Plan (as amended, the “Long Term Incentive Plan”); (iv) the Registration Statement on Form S-8 (No. 333-273234), filed with the SEC on July 13, 2023, pertaining to the registration of 1,250,000 additional shares of common stock issuable under the Long Term Incentive Plan; and (v) the Registration Statement on Form S-8 (No. 333-288136), filed with the SEC on June 18, 2025, pertaining to the registration of 2,250,000 additional shares of common stock issuable under the Long Term Incentive Plan (collectively, the “Registration Statements”).
On April 13, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, A-AV Holdco I, Inc., a Delaware corporation (“Parent”), and A-AV MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Upon the terms and conditions set forth in the Merger Agreement, on July 27, 2026, Merger Subsidiary merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.
As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 31st day of July, 2026.

AVANOS MEDICAL, INC.

By:	/s/ David C. Pacitti
David C. Pacitti Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.